EXHIBIT 10.2
CENDANT CORPORATION
2004
PERFORMANCE METRIC
LONG TERM INCENTIVE PLAN

AWARD AGREEMENT

Award Agreement (this "Agreement"), dated as of April 26, 2005, by and between Cendant Corporation, a Delaware corporation (the "Company"), and the grantee indicated on Exhibit A attached hereto (the "Grantee") pursuant to the terms and conditions of the Cendant Corporation Amended and Restated 2004 Performance Metric Long Term Incentive Plan (the “Incentive Plan”) and the Cendant Corporation equity award plan indicated on Exhibit A attached hereto (the equity award plan applicable to the Award will be either the 1997 Stock Option Plan or the 1999 Broad-Based Employee Stock Option Plan, referred to herein as the "Stock Plan," and collectively with the Incentive Plan, the “Plans”).

WHEREAS, the Compensation Committee of the Company has the authority under and pursuant to the Plans to grant awards to eligible key management personnel of the Company and its subsidiaries; and

WHEREAS, the Compensation Committee of the Company desires to grant an Award to the Grantee subject to the terms and conditions of the Plans and this Agreement.

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1. The Plans. The Award granted to the Grantee hereunder is pursuant to the Plans. A copy of the Incentive Plan and a prospectus for the Stock Plan are attached hereto and the terms of such Plans are hereby incorporated in this Agreement. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the applicable Plan.

2. Award. Concurrently with the execution of this Agreement, subject to the terms and conditions set forth in the Plans and this Agreement, the Company hereby grants the Award indicated on Exhibit A attached hereto (the “Award”) to the Grantee.

Upon the vesting of the Award, as described in Section 3 below, the Company shall deliver for each Performance-Vesting Restricted Stock Unit that becomes vested, one share of Cendant Stock; provided, however, that the Grantee shall remain required to remit to the Company such amount that the Company determines is necessary to meet all required minimum withholding taxes.

3. Schedule of Lapse of Restrictions. Subject to Paragraph 4 below, the Performance-Vesting Restricted Stock Units granted hereunder shall vest in the manner set forth on Exhibit A attached hereto, subject to the attainment of Performance Goals (as defined in the Incentive Plan) set forth on Exhibit A attached hereto. Upon (i) a “Change-of-Control Transaction” or (ii) the Grantee’s termination of employment by reason of “Disability,” each as defined in the Incentive Plan, the Award shall become immediately and fully vested, subject to any terms and conditions set forth in the Incentive Plan and imposed by the Committee.

4.  Termination of Employment. Notwithstanding any other provision of the Plans to the contrary, upon the termination of the Grantee's employment with the Company and its subsidiaries for any reason whatsoever (other than Disability), the Award, to the extent not yet vested, shall immediately and automatically terminate; provided, however, that the Committee may, in its sole and absolute discretion, accelerate the vesting of the Award, upon termination of employment or otherwise, for any reason or no reason, but shall have no obligation to do so.

5. No Assignment. This Agreement may not be assigned by the Grantee by operation of law or otherwise.

6. No Rights to Continued Employment; Loss of Office. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the employ of the Company or any of its subsidiaries, or shall interfere in any way with the right of the Company to terminate such employment. Notwithstanding any other provision of the Plans, the Award, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plans and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Grantee ceases to perform active employment duties for the Company following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plans, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Grantee for the loss of any rights under the Plans as a result of the termination or expiration of an Award in connection with any termination of employment. No amounts earned pursuant to the Plans or any Award shall be deemed to be eligible compensation in respect of any other plan of Cendant Corporation or any of its subsidiaries.

7. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

8. Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee agrees to remit to the Company or any of its applicable subsidiaries such sum as may be necessary to discharge the Company's or such subsidiary's obligations with respect to any tax, assessment or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Award. Accordingly, the Grantee agrees to remit to the Company or an applicable subsidiary any and all required minimum withholding taxes. Such payment shall be made to the Company or any applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion.

9. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee's employment records, or such other address as the Grantee may designate in writing to the Company, or the Company, Attention: General Counsel, or such other address as the Company may designate in writing to the Grantee.

10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

12. Authority. The Compensation Committee of the Board of Directors of Cendant Corporation shall have full authority to interpret and construe the terms of the Plans and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

13. Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of common stock of Cendant Corporation underlying or relating to any Award until the issuance of a stock certificate to the Grantee in respect of such Award.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

CENDANT CORPORATION
By:/s/ Henry R. Silverman Henry R. Silverman Chairman and Chief Executive Officer

EXHIBIT A

STATEMENT OF AWARD
THIS AWARD IS IN THE FORM OF PERFORMANCE VESTING RESTRICTED STOCK UNITS

Subject to the terms and conditions of the Cendant Corporation Amended and Restated 2004 Performance Metric Long Term Incentive Plan and the applicable Cendant Stock Option Plan (collectively, the “Plan”), you have been granted an award in the form of Restricted Stock Units. Your Restricted Stock Units will vest only in accordance with the following performance-based vesting schedule, your continuous employment with Cendant through the applicable dates of vesting, and the terms of the Plan and your Award Agreement.
Please review the spelling of your name and address. If any of this information is incorrect, please immediately contact the Cendant Stock Plan Administration Department at (973) 496-7700.

Granted To:

Social Security #:

Award Date: April 26, 2005

Cendant Equity Plan:

Target Units:
Exceed Target Units:         _____
Total Units Awarded:

Tranche	Target Units, % of Total Units Awarded	Exceed Target Units, % of Total Units Awarded	Cumulative Total Units Awarded, % of Total Units Awarded	Vesting Date

One	12.5%	0	12.5%	April 27, 2006
Two	12.5%	0	25.0%	April 27, 2007
Three	12.5%	0	37.5%	April 27, 2008
Four	12.5%	50.0%	100.0%	April 27, 2009
Total	50.0%	50.0%	100.0%

Performance Goals:	Vesting will be conditioned on the Company’s attainment of performance goals, stated in terms of TUG. TUG is defined in the Incentive Plan.

Vestings and Forfeiture Rules:

(I)(A)	If Cendant attains a TUG rate of 11.400% or greater in respect of fiscal year 2005, then 100% of the Tranche One Units will vest; or

(B)	If Cendant attains a TUG rate of 7.800% in respect of fiscal year 2005, then 50% of the Tranche One Units will vest.
(C)	If Cendant attains a TUG rate of 6.000% in respect of fiscal year 2005, then 25% of the Tranche One Units will vest. No Tranche One Units will vest if TUG over such period is less than 6.000%.
(D)
If and to the extent vested in accordance with (A), (B) or (C) above, such Tranche One Units will vest on April 27, 2006, but only if you have remained continuously employed with Cendant through such date.

(E)
Any Tranche One Units which do not vest in April, 2006 in accordance with the foregoing shall no longer be Tranche One Units, will thereafter be deemed Tranche Two Units, and may vest (or not vest) in accordance with clause (2) below.

(2) (A)	If Cendant attains a cumulative TUG rate of 24.100% or greater in respect of the period covering fiscal years 2005 and 2006, then 100% of the cumulative Tranche Two Units will vest; or
(B)	If Cendant attains a cumulative TUG rate of 16.338% in respect of the period covering fiscal years 2005 and 2006, then 50% of the cumulative Tranche Two Units will vest.
(C)
If Cendant attains a cumulative TUG rate of 12.457% in respect of the period covering fiscal years 2005 and 2006, then 25% of the cumulative Tranche Two Units will vest. No Tranche Two Units will vest if cumulative TUG over such period is less than 12.457%.

(D)
If and to the extent vested in accordance with (A), (B) or (C) above, all such cumulative Tranche Three Units will vest on April 27, 2008, but only if you have remained continuously employed with Cendant through such date.

(E)
Any Tranche Three Units which do not vest in April, 2008 in accordance with the foregoing shall no longer be Tranche Three Units, shall thereafter be deemed Tranche Four Units, and shall vest (or not vest) in accordance with clause (4) below.

(3) (A)	If Cendant attains a cumulative TUG rate of 38.247% or greater in respect of the period covering fiscal years 2005, 2006 and 2007, then 100% of the cumulative Tranche Three Units will vest; or
(B)	If Cendant attains a cumulative TUG rate of 25.692% in respect of the period covering fiscal years 2005, 2006 and 2007, then 50% of the cumulative Tranche Three Units will vest.
(C)
If Cendant attains a cumulative TUG rate of 19.415% in respect of the period covering fiscal years 2005, 2006 and 2007, then 25% of the cumulative Tranche Three Units will vest. No Tranche Three Units will vest if cumulative TUG over such period is less than 19.415%.

(D)
If and to the extent vested in accordance with (A), (B) or (C) above, all such cumulative Tranche Three Units will vest on April 27, 2008, but only if you have remained continuously employed with Cendant through such date.

(E)
Any Tranche Three Units which do not vest in April, 2008 in accordance with the foregoing shall no longer be Tranche Three Units, shall thereafter be deemed Tranche Four Units, and shall vest (or not vest) in accordance with clause (4) below.

(4) (A)
If Cendant attains a cumulative TUG rate of 87.389% or greater in respect of the period covering fiscal years 2005, 2006, 2007 and 2008, then 100% of the Total Units Awarded (to the extent not already vested) will vest; or

(B)
If Cendant attains a cumulative TUG rate of 54.007% in respect of the period covering fiscal years 2005, 2006, 2007 and 2008, then 50% of the Total Units Awarded (less the number of units previously vested) will vest.

(C)
If Cendant attains a cumulative TUG rate of 26.918% in respect of the period covering fiscal years 2005, 2006, 2007 and 2008, then 25% of the Total Target Units Awarded (less the number of units previously vested) will vest. No Tranche Four Units will vest if cumulative TUG over such period is less than 26.918%.

(D)
If and to the extent vested in accordance with (A), (B) or (C) above, all such cumulative Tranche Four Units will vest on April 27, 2009, but only if you have remained continuously employed with Cendant through such date.

(E)	Any Tranche Four Units which do not vest in April, 2009 in accordance with the foregoing will automatically terminate and become forfeited.

(5)
Any Units which do not vest in accordance with (1) through (4) above on or before April 27, 2009 will automatically terminate as of such date, without any action taken by Cendant and without notice to you. In accordance with the terms of the Incentive Plan, all outstanding Units will automatically terminate upon your termination of employment with Cendant for any reason, other than your Disability (as defined in the Incentive Plan).

(6)
In computing the vesting percentages described in clauses (1) through (4) above, interim levels of attained cumulative TUG performance will result in interim levels of vesting percentage. Accordingly, in the event of a cumulative TUG percentage below the 100% vesting level, and above 25% vesting level, the percentage of applicable Units which will vest will be determined by interpolating between the two most relevant levels of TUG performance, on a straight-line basis. TUG results will be rounded to the closest one-thousandth of one percent. The number of Units which vest in accordance with the foregoing will be rounded to the nearest whole number.

(7)
All performance results described above will be subject to the certification and approval of the Compensation Committee. All decisions of the Compensation Committee regarding attainment of performance goals and the extent of vesting (or no vesting) in respect of all Awards shall be final and binding on all parties, including Cendant and all Participants.

RETAIN THIS NOTIFICATION AND YOUR AWARD AGREEMENT
WITH YOUR IMPORTANT DOCUMENTS AS A RECORD OF THIS AWARD.